UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2013

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32843	98-0641955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada		L6K 2Y1
(Address of principal executive offices)		(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into A Material Definitive Agreement

As described in Item 2.03 below, on October 4, 2013, Tim Hortons Inc. (the “Corporation”) entered into a senior revolving credit facility by and among the Corporation, and certain lenders and agents named therein (the “Credit Facility”).

The information provided in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 4, 2013, the Corporation entered into the Credit Facility, which is due to mature on October 3, 2014. All dollar amounts set forth herein are in Canadian dollars.

The Credit Facility provides for up to $400 million in revolving credit available at the request of the Corporation from four lenders comprising the lending syndicate, in proportion to their respective commitments. Advances may be made in Canadian dollars (prime rate loans and bankers’ acceptances), and U.S. dollars (base rate loans and LIBOR loans). The Corporation has the right to request an increase in the commitments by an aggregate of up to $400 million, provided that no default has occurred and is continuing, and further provided that such increased amount shall be permanently reduced by an amount equal to 100% of the net cash proceeds raised from any debt issuance by the Corporation, up to a maximum of $400 million. No lender shall be required to increase its respective lending commitment.

Advances under the Credit Facility bear interest at a variable rate per annum equal to Canadian prime rate for Canadian dollar advances, or U.S. base rate for U.S. dollar advances, plus a margin in each case. Alternatively, the Corporation may elect to borrow by way of bankers’ acceptances or LIBOR rate loans plus a margin. The Corporation incurs standby fees on the average daily unused amount of the Credit Facility. The fees vary according to the leverage ratio, described below.

The Credit Facility is available for general corporate purposes. This includes, but is not limited to, the purchase by the Corporation of its common shares under any substantial or normal course issuer bid, by private agreement, or otherwise, or a cash distribution to shareholders, in each case made in compliance with applicable securities laws and the requirements of the Toronto Stock Exchange.

The Credit Facility contains various representations, warranties and covenants. Among other things, the covenants require the maintenance of two financial ratios: a consolidated maximum total debt to consolidated earnings before interest expenses, taxes, depreciation and amortization ratio (the “leverage ratio”) and a minimum fixed charge coverage ratio.

The Credit Facility includes a subsidiary guarantee structure substantially similar to that in place for the Corporation’s existing senior revolving credit facility dated December 13, 2010, and amended on January 26, 2012 (the “2010 Credit Facility”). Under this structure, the Credit Facility will be initially guaranteed by TDL, subject to subsequent release and/or replacement under the terms of the Credit Facility. The 2010 Credit Facility has not been terminated and remains in effect.

The Credit Facility provides that an event of default will occur upon: nonpayment of principal (or letter of credit disbursements) when due; nonpayment of interest, fees or other amounts where the same shall become due and payable and such failure shall continue unremedied for a period of more than three business days after the same shall have become due and payable; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period of up to 30 days); cross-default to certain other indebtedness in an amount equal to or greater than $25 million (or the equivalent thereof in any other currency); bankruptcy events; certain pension events; material judgments; and change of control. During the time any event of default is continuing, lenders holding an aggregate of 50% of outstanding credit exposures plus unused commitments, may require the Credit Facility commitments be terminated and/or declare that any loans outstanding become due and payable in whole or in part, in which case principal plus applicable interest and all other fees and obligations thereon will be due and payable by the Corporation.

The loans under the Credit Facility may be prepaid and commitments may be reduced by the Corporation in minimum amounts and subject to notice periods to be agreed upon, except that bankers’ acceptances may not be prepaid, but may be defeased as set forth in the Credit Facility.

The information provided in this Item 2.03 is qualified in its entirety by reference to the complete terms and conditions set forth in the Credit Facility contained in Exhibit 10.1, which is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Senior Revolving Facility Credit Agreement, dated as of October 4, 2013, between the Corporation, and certain lenders and agents named therein.

Exhibit 99.1	Safe Harbor Statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: October 9, 2013	By:	/s/ JILL E. AEBKER
Jill E. Aebker
Executive Vice President, General Counsel and Corporate Secretary